                                                                         EX.12.2

                             FIRST INDUSTRIAL, L.P.

                          AND CONTRIBUTING BUSINESSES

                      COMPUTATION OF RATIOS OF EARNINGS TO

                               FIXED CHARGES (A)

                             (DOLLARS IN THOUSANDS)

                                             FOR THE
                                        THREE MONTHS ENDED
                                            MARCH 31,                   FOR THE YEAR ENDED DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1997       1996       1996       1995       1994       1993       1992
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before gain on sales of
  properties and extraordinary
  items..............................  $  12,220  $   6,126  $  32,577  $  12,123  $   8,823  $  (3,399) $  (4,048)
Plus interest expense and
  amortization of deferred financing
  costs and interest rate protection
  agreements.........................      2,170        605      4,881      6,803     13,625     19,184     19,994
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before gain on sales of
  properties, extraordinary items and
  fixed charges......................  $  14,390  $   6,731  $  37,458  $  18,926  $  22,448  $  15,785  $  15,946
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed charges........................  $   2,363  $     647  $   5,382  $   7,069  $  13,645  $  19,197  $  20,277
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges
  (b)................................      6.09x     10.40x      6.96x      2.68x      1.65x         --(b)        --(b)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

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(a)  First Industrial Realty Trust, Inc., the general partner of First
    Industrial, L.P. (the "Operating Partnership"), completed its initial public offering on June 30, 1994. Information prior to the initial public offering includes the operations and accounts of the Operating Partnership's predecessors and information subsequent to the initial public offering includes the historical operations and accounts of the Operating Partnership.

(b) Earnings represent earnings before gain on sales of properties, extraordinary items and fixed charges. Fixed charges consist of interest expenses, capitalized interest and amortization of interest rate protection agreements and deferred financing costs. For the fiscal years ended December 31, 1993 and 1992, earnings were not sufficient to cover fixed charges. Additional earnings of $3.4 million and $4.3 million, respectively would have been required to achieve a ratio of 1.0 for such periods.